Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

Aetrium Incorporated,

KBS BUILDERS, INC.,

KBS Building Systems, Inc.,

Maine Modular Haulers, LLC,

ALL-SET, LLC,

Paris Holdings, LLC

AND

Robert H. Farnham, JR.

Dated as of April 2, 2014

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

Schedules

Schedule 2.1	Purchased Assets
Schedule 2.2	Excluded Assets
Schedule 2.3	Assumed Liabilities
Schedule 5.6	Financial Statements
Schedule 5.10	Real Property
Schedule 5.11	Tangible Personal Property
Schedule 5.12	Intellectual Property
Schedule 5.13	Material Contracts
Schedule 5.14	Employee Benefits Plans
Schedule 5.16	Legal Proceedings
Schedule 5.21	Bank Accounts

Exhibits

Exhibit A – Form of Bill of Sale and Assignment

Exhibit B – Form of Assignment and Assumption Agreement

Exhibit C – Form of Trademark Assignment

Exhibit D – Form of Copyright Assignment

Exhibit E – Form of Domain Name Assignment

Exhibit F – Form of Miscellaneous Assignment

Exhibit G – Form of Seller Note

Exhibit H – Form of Quitclaim Deed with Covenant

Exhibit I – Form of Underground Tanks Notice

Exhibit J – Form of Owner’s Affidavit and Indemnity

iv

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 2, 2014 (the “Closing Date”), is made by and among Aetrium Incorporated, a Minnesota corporation (“Aetrium”), KBS Builders, Inc., a Delaware corporation (“Purchaser”), and KBS Building Systems, Inc., a Maine corporation, Maine Modular Haulers, LLC, a Maine limited liability company, All-Set, LLC (d/b/a KBS Homes), a Maine limited liability company, Paris Holdings, LLC, a Maine limited liability company (each, a “Seller” and, collectively, the “Sellers”), and Robert H. Farnham, Jr., an individual (the “Principal”).

W I T N E S S E T H:

WHEREAS, the Sellers are collectively engaged in the business of the manufacture, sale, and distribution of modular housing units (the “Business”);

WHEREAS, the Principal is the direct owner of all of the issued and outstanding equity interests in the Sellers;

WHEREAS, Purchaser is a wholly-owned subsidiary of Aetrium; and

WHEREAS, the Sellers desire to sell to Purchaser the Purchased Assets (as defined below), including the Business, and Purchaser desires to acquire the same from the Sellers, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Books and Records” means all books and records of, or related to, the Business, wherever situated, including books, ledgers, files, reports, certificates, documents, plans, operating records, data, manuals, price lists, mailing lists, email lists, lists of customers, directories, sales and promotional materials, purchasing materials, inventory records, personnel records, research, design and product and/or services development files, accounting records and all related documentation, in each case, irrespective of the media in which such books and records are stored.

1

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Company IP” means the Intellectual Property used by any of the Sellers, or necessary for use, in the conduct of the Business as currently conducted and as currently contemplated to be conducted.

“Contract” means any written or oral agreement, contract, purchase or sale order, license, indenture, note, mortgage, guarantee, bond, lease, commitment, easement, right of way, arrangement or understanding.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and natural or man-made structures above or below ground), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement relating to (i) the generation, manufacturing, use, treatment, transportation, storage, handling or disposal of any Hazardous Substance or protection, preservation or restoration of the Environment, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) occupational health and safety.

“Environmental Permits” means all Permits required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Expenses” means any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, settlements, costs, charges, interest, penalties, fees (including reasonable investigation fees) and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, applied consistently with past practice.

2

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Indemnification Claim” means any claim in respect of which payment may be sought under Article VIII of this Agreement.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all patents (including, without limitation, utility patents, design patents, industrial designs, plant patents, inventors’ certificates and utility models), patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations, continuations-in-part and extensions), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate, business and product names, together with all translations, adaptations, derivations, and combinations thereof, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”); (iii) all copyrightable works, all copyrights and applications, registrations and renewals therefor, works of authorship and mask work rights (collectively, “Copyrights”); (iv) all trade secrets and confidential business information (including ideas, research and development, knowhow, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lists of past and present customers, pricing and cost information, and business and marketing plans and proposals); (v) all Internet domain names, websites and social media accounts (including but not limited to Facebook, Twitter, Tumblr, and Linkedin), together with login and password information, and rights in the telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (vi) all Software (including source code, executable code, data, databases, and related documentation) and Technology; (vii) all advertising and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments of any of the foregoing in any form or medium whatsoever.

“IRS” means the Internal Revenue Service.

“Key Employees” means Ray Atkinson and Steve Miller.

“Knowledge of the Sellers” means the actual knowledge of the Principal or any of the Key Employees without additional or specific inquiry.

3

“Law” means all foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral action, notice, suit, claim, inquiry, investigation or proceeding (public or private) by or before a Governmental Body, Taxing Authority or arbitrator.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, know or unknown, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, covenant, transfer restriction, encroachment, reservation, municipal bond, irregularities of title, or any other restriction or limitation of any kind.

“Line of Credit” means the $1,000,000 bank credit line of KBS Building Systems, Inc. with TD Bank, N.A. under that certain Loan and Security Agreement dated as of December 23, 2011.

“Material Adverse Effect” means such facts, circumstances, events, or changes that are, individually or in the aggregate, materially adverse to the (i) the business, assets, prospects, properties, results of operations, condition (financial or otherwise) or performance of the Sellers, the Business or the Purchased Assets or (ii) the ability of any of the Sellers to consummate any of the transactions contemplated by this Agreement, but shall not include (x) any change affecting economic or financial conditions generally or (y) any change affecting the Sellers’ industry as a whole, provided such change does not disproportionately affect the Sellers.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Sellers related to the Business and consistent with past practices and applicable Law.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all Liens on any Seller’s assets arising in connection with the Line of Credit, (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor, (iii) all covenants, conditions, easements, and restrictions of record not interfering in any material respect, individually or in the aggregate, with the ordinary use or operation of the Real Property or conduct of the Business; (iv) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been taken; and (v) zoning, entitlement and other similar land use regulations by any Governmental Body not interfering in any material respect, individually or in the aggregate, with the ordinary use or operation of the Real Property or conduct of the Business.

4

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, dumping, dispersal or leaching of a Hazardous Substance into the Environment, including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances, or as otherwise defined under Environmental Laws.

“Schedules” means the disclosure schedules of the Sellers and Purchaser, as applicable, accompanying this Agreement.

“Seller Tax” means any Tax, if and to the extent that any Seller is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax)..

“Seller Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Taxing Authority, if, in any manner or to any extent, relating to or inclusive of the Seller or any Seller Tax.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by any Seller or with respect to which any Seller, directly or indirectly, has the power to elect a majority of such Person’s board of directors or similar governing body or otherwise to direct the business and policies of such Person.

5

“Surveys” means the following surveys ordered by Purchaser: (a) those surveys by Pioneer Surveying & Mapping Services dated March 27, 2014 with respect to the Real Property located at (i) 300 Park Street, Paris, Maine, (ii) Oxford Street, Paris, Maine, and (iii) Cards Court/off Mountain View Drive, Paris, Maine, and (ii) that survey by Bliss & Associates, Inc. dated March 25, 2014 with respect to the Real Property located at 947 Waterford Road, Waterford, Maine.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii).

“Taxing Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Technology” means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other works of authorship, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology used by any of the Sellers in connection with, or that relate to, the Business.

“Transaction Documents” means (i) this Agreement, (ii) the bill of sale with respect to the Purchased Assets, in the form attached hereto as Exhibit A, (iii) the assignment and assumption agreement with respect to the Assumed Liabilities, in the form attached hereto as Exhibit B, (iv) the trademark assignment, in the form attached hereto as Exhibit C, (v) the copyright assignment, in the form attached hereto as Exhibit D, (vi) the domain name assignment, in the form attached hereto as Exhibit E, (vii) the miscellaneous assignment, in the form attached hereto as Exhibit F, (viii) the Seller Note, in the form attached hereto as Exhibit G, (ix) the Quitclaim Deed with Covenant, in the form attached hereto as Exhibit H, (x) the Maine Real Estate Declaration of Value, in the form previously provided to Purchaser, (xi) Seller’s income tax withholding form (a/k/a Maine REW-1), in the form provided previously to Purchaser, (xii) the Certification of Non-Foreign Status (a/k/a FIRPTA Affidavit), in the form previously provided to Purchaser, (xiii) the Underground Tanks Notice, in the form attached hereto as Exhibit I, (xiv) the Old Republic Title Insurance Company – Owner’s Affidavit and Indemnity, in the form attached hereto as Exhibit J, (xv) the Discharge of Mortgage recorded in Book 3505, Page 109, in the form previously provided to Purchaser, (xvi) any other document or instrument to be executed and delivered on or prior to the Closing in connection with the transactions contemplated by this Agreement, as reasonably requested by Purchaser, and (xvii) any Schedule, Annex or Exhibit to any of the foregoing.

6

(b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)  Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The specific disclosures set forth in the Schedules shall be organized to correspond to a specific section reference in this Agreement to which the qualifying and correspondingly numbered disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement, and any disclosure set forth in one section of the Schedules shall not apply to, and shall not be deemed to be disclosed for purposes of, any other section of the Schedules without a specific cross-reference to such other section to which such disclosure is also applicable.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

7

(vi) Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” used herein refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Made Available. An item shall be considered “made available” to Purchaser, to the extent such phrase appears in this Agreement, only if such item has been provided in writing to Purchaser.

(ix) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements or information, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements or information that relate to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or information or (C) such item is reflected on the balance sheet or financial statements or information and is specifically set forth in the notes thereto.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF ASSETS

2.1 Sale and Purchase of the Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers, free and clear of all Liens other than Permitted Exceptions, all right, title and interest of the Sellers in and to all of their respective properties, assets, Contracts and rights, of every kind and description and wherever located, related to, used in or intended for use in connection with the Business as currently conducted or currently contemplated to be conducted, other than the Excluded Assets (collectively, the “Purchased Assets”), including without limitation the following:

(a)  those assets set forth on Schedule 2.1(a);

(b)  all Real Property, including, without limitation, that set forth on Schedule 5.10(a);

(c)  all fixed assets, including, without limitation, all fixtures, furniture, furnishings, machinery, equipment, tools, jigs, dies, patterns, molds, parts, engineering equipment, communications equipment, accessories, computers and peripheral devices, office and other equipment and appliances wherever located and any replacement and spare parts for any such assets, including, without limitation, those set forth on Schedule 2.1(c);

8

(d) all (i) inventory, stock in trade, merchandise, goods, supplies and other products, (ii) office supplies and similar materials, and (iii) raw materials, work in progress, finished products, supply and packaging items, promotional materials and similar items, wherever located, including, without limitation, those set forth on Schedule 2.1(d);

(e) all rights under all Permits;

(f) all Contracts, including, without limitation, those set forth on Schedule 2.1(f);

(g) all receivables arising from the operation of the Business (whether prior to, on or after the Closing), including any amounts due or owing to the Business under any Contracts, including, without limitation, those set forth on Schedule 2.1(g);

(h) all rights under or pursuant to all representations, warranties, guarantees and indemnities made by any third party;

(i) all cash, cash equivalents, insurance proceeds, condemnation proceeds or rights, transferable or assignable claims for insurance proceeds, and any other claims, deposits (including security deposits), prepayments, prepaid assets, prepaid expenses, prepaid revenues, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment;

(j) all of the goodwill and going concern value relating to the Business or any of the Purchased Assets;

(k) all of the Company IP, including but not limited to all of the right, title and interest in and to the names KBS Building Systems, All-Set, KBS Homes and Maine Modular Haulers, and all derivations and abbreviations thereof;

(l) all other intangible and tangible assets, including, without limitation, all Books and Records, computer hardware, Software and electronic data, all supplier information, lists and correspondence, all customer information, lists and correspondence, all licensee information, lists and correspondence, equipment logs, operating guides and manuals, all sales records, all research, statistical, production, marketing and promotional materials, records, files, reports and other documents and data, all business post office boxes and business telephone listings, all research results and other know-how, and all other materials, records, files and data, in whatever form contained; and

(m) all other assets other than the Excluded Assets which would be reflected on a balance sheet of the Business as of immediately prior to the Closing Date prepared in accordance with GAAP.

2.2 Excluded Assets. Except as otherwise set forth in Section 2.1, from and after the Closing, the Sellers shall retain all of their respective, existing right, title and interest in and to (a) all receivables from any Affiliate of the Sellers (for avoidance of doubt, not including any Seller) and (b) all of the assets, rights, privileges, interests, licenses and properties set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

9

2.3 Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume and pay, honor, perform and discharge when due only the following liabilities (collectively, the “Assumed Liabilities”) and no others:

(a)  those payables specifically set forth, and in the dollar amounts specifically set forth, on Schedule 2.3(a);

(b)  those other Liabilities specifically set forth, and in the dollar amounts specifically set forth, on Schedule 2.3(b); and

(c) all executory obligations under the Contracts included in the Purchased Assets (i) arising after the Closing, (ii) not related to, or arising out of, any breach of Contract occurring or existing prior to the Closing, and (iii) not related to, or arising out of, any fact, event, act, omission, circumstance or condition occurring or existing prior to the Closing.

2.4  Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or in any way be responsible for, and the Sellers shall remain obligated to pay, honor, perform and discharge, all of the respective Liabilities of the Sellers (other than the Assumed Liabilities) (collectively, the “Excluded Liabilities”), including, without limitation:

(a)  any Liabilities arising out of or relating to Sellers’ ownership, use or operation of the Business and the Purchased Assets, in each case prior to the Closing arising by operation of law under any common law or statutory doctrine (other than the Assumed Liabilities);

(b)  any Liabilities based upon, relating to, arising under or with respect to the Excluded Assets or the ownership, operation or use of any of the businesses of Seller or any of its Affiliates, other than the Business, whether before, at or after the Closing;

(c)  all payables due to any Affiliate of the Sellers (for avoidance of doubt, not including any Seller);

(d)  all indebtedness for borrowed money except as set forth on Schedule 2.3(b); and

(e)  any Liabilities directly or indirectly arising out of or related to any breach of Contract occurring or existing prior to the Closing

(f)  any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for the Pre-Closing Tax Period and (ii) any other Taxes of Sellers or any of their equity holders or Affiliates relating to the Business;

10

g)  any Liabilities of any Seller based upon, relating to, or arising under or with respect to (i) any Company Benefit Plan, (ii) the employment or termination of employment of (x) any employee of any Seller employed by Purchaser following the Closing with respect to periods on or prior to the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not employed by Purchaser following the Closing at any time, and (iii) workers’ compensation claims, unemployment insurance premiums or any claims arising under any federal, state or local tax withholding, employment, labor or discrimination Laws of (x) any employee employed by Purchaser following the Closing which relate to events occurring on or prior to the Closing and (y) any current or former employee, consultant, independent contractor, leased employee or other agent who is not employed by Purchaser following the Closing which relate to events occurring at any time;

(h)  any Liability based upon, arising under or with respect to any Environmental Law; and

(i)  any Liability based upon, arising under or with respect to any matter disclosed or required to be disclosed in Schedule 5.16 (Litigation).

2.5  Non-Assignable Assets. Notwithstanding anything in this Agreement to the contrary, to the extent that the assignment of any Contract or the transfer of any property or asset requires the consent of any other Person, or shall be subject to any option by any other Person by virtue of a request for permission to assign or transfer, or by reason of or pursuant to any transfer to Purchaser, this Agreement shall not constitute an agreement to assign any such Contract, property or asset or any claim or right or any benefit arising thereunder or resulting therefrom if any such attempted assignment would constitute a default thereunder or in any way adversely affect the rights of Purchaser thereunder. If consent to the assignment or transfer of any such Contract, property or asset is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Purchaser thereunder, then, at Purchaser’s request, the Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser the benefits under such Contracts, properties and assets, including without limitation, enforcement for the account of Purchaser of any and all rights of the applicable Seller against the other party thereto arising out of the breach or cancellation thereof by such party or otherwise; provided that such cooperation by the Sellers shall not cause the applicable Seller to violate any terms of such Contract; provided, further, that Purchaser shall assume all of the post-Closing liabilities of the applicable Seller under such Contracts (other than Excluded Liabilities) to the extent to which Purchaser receives the post-Closing benefits thereof.

ARTICLE III

CONSIDERATION

3.1  Consideration. The aggregate consideration for the Purchased Assets shall consist of the following (together, the “Purchase Price”):

(a)  (i) the payment by Purchaser to the Sellers of Five Million Dollars ($5,000,000) in cash, by wire transfer of immediately available United States funds into such account or accounts of the Sellers as shall have been designated by the Sellers in writing to Purchaser (the “Closing Payment”) and (ii) the issuance at the Closing of a promissory note made by Purchaser in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000), bearing interest at 4.0% per annum, with the unpaid principal amount along with all accrued but unpaid interest fully due and payable on October 2, 2014, which note shall be unsecured, shall be guaranteed by Aetrium and shall permit prepayment without penalty, in the form attached as Exhibit G hereto (the “Seller Note”); and

11

(b)  Purchaser’s assumption of the Assumed Liabilities at the Closing.

3.2  Purchase Price Allocation. Purchaser and Sellers shall mutually prepare an allocation of the consideration paid to any of the Sellers among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Such allocation shall be agreed upon within ninety (90) days after the Closing Date. Purchaser and the Sellers shall report, act and file Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such allocation. None of Purchaser or the Sellers shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE IV

CLOSING

4.1  Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 hereof and the assumption of the Assumed Liabilities provided for in Section 2.3 hereof (the “Closing”) shall take place remotely via the exchange of electronic copies of documents, and shall be deemed to have taken place simultaneously with the execution and delivery of this Agreement and the satisfaction of the obligations of the parties under Section 4.2.

4.2  Deliverables. At the Closing:

(a)  each of the Sellers shall have executed and delivered to Purchaser, and Purchaser shall have executed and delivered to the Sellers, each of the Transaction Documents to which it is a party;

(b)  the Sellers shall have delivered to Purchaser the Books and Records; and

(c)  Purchaser shall have delivered to the Sellers the Closing Payment and the Seller Note.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

RELATING TO THE SELLERS AND THE BUSINESS

The Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

5.1  Organization and Good Standing. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized and has all requisite power and authority to own, lease and operate its properties and assets and carry on its business. Each Seller is duly qualified or authorized to do business and is in good standing under the Laws of each jurisdiction in which it owns, leases or operates its properties and assets and each other jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization. Each Seller has made available to Purchaser a true and complete copy of the certificate or articles of incorporation, organization or formation (as applicable) of such Seller, as currently in effect, certified as of a recent date by the Secretary of State of the jurisdiction in which it was organized, and a true and complete copy of the bylaws or limited liability company operating agreement (as applicable) of such Seller, as currently in effect.

12

5.2  Authorization of Agreement. Each Seller has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Seller Documents, the performance of each Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each Seller. This Agreement and each of the Seller Documents has been duly and validly executed and delivered by each Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3  Conflicts; Consents of Third Parties.

(a)  None of the execution or delivery by any Seller of this Agreement or any of the other Seller Documents, the consummation of any of the transactions contemplated hereby or thereby, or compliance by any Seller with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien, other than Permitted Exceptions, upon any of the Purchased Assets under, any provision of (i) the certificate or articles of incorporation, organization or formation, bylaws, limited liability company operating agreement or comparable organizational or governing documents of any Seller, each as currently in effect; (ii) any Contract or Permit to which the Business or any Seller is a party or by which any Seller or any of the Purchased Assets is bound; (iii) any Order of any Governmental Body applicable to the Business or any Seller or by which any Seller or any of the Purchased Assets is bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution, delivery or performance of this Agreement or any of the other Seller Documents, the compliance by any Seller with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

13

5.4  Capitalization.

(a)  Principal is the direct owner of all of the issued and outstanding equity interests in the Sellers (the “Interests”). The Interests are free and clear of any and all Liens.

(b)  Except as set forth in this Agreement: (i) no person has any right to purchase any capital stock, membership interest, capital interest, profits interest, economic interest, voting rights, or ownership of any Seller or any of the Interests; (ii) other than the Interests, there are no outstanding shares of capital stock, membership interests, capital interests, profits interests, economic interests, voting rights or other ownership interests in any Seller, and no options, warrants, rights, calls or commitments with respect thereto; and (iii) there are no contracts, arrangements, commitments or restrictions relating to the transfer, sale or purchase of any of the Interests.

5.5  Subsidiaries. None of the Sellers has any Subsidiaries, and none of the Sellers owns, directly or indirectly, any equity interest in any other Person.

5.6  Financial Information.

(a)  The financial statements provided by the Sellers to Purchaser and attached to Schedule 5.6 (the “Financial Statements”) are copied from the books and records of the Company kept in the Ordinary Course of Business and are true, complete and correct in all respects. Except as set forth in the notes thereto, the absence of footnote disclosure and normal year-end adjustments on any interim Financial Statements and as disclosed in Schedule 5.6, each of the Financial Statements (i) has been prepared from, and is in accordance with, the books and records of the Sellers, (ii) has been prepared in accordance with GAAP and (iii) presents fairly in all material respects the financial position, results of operations and cash flows of the Sellers as at the dates and for the periods indicated therein. For the purposes hereof, the balance sheet of the Sellers as at January 31, 2014 is referred to as the “Balance Sheet” and January 31, 2014 is referred to as the “Balance Sheet Date”. Sellers make no representation as to the future viability or profitability of the Business.

(b)  The Sellers have at least $3,285,000 in Working Capital as of the Closing. For purposes of this Agreement, “Working Capital” means cash plus accounts receivable (less reasonable reserves) minus accounts payable, all as determined in accordance with GAAP, consistently applied.

5.7  Undisclosed Liabilities. None of the Sellers has any Liabilities of any kind or nature, other than Liabilities (i) set forth in the Financial Statements and (ii) incurred in the Ordinary Course of Business after the Balance Sheet Date that do not, individually or in the aggregate, involve amounts in excess of $10,000.

14

5.8  Absence of Certain Developments. Since January 1, 2013, (i) each Seller has conducted the Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, and (iii) there has not been any uninsured damage, destruction, loss or casualty to any property or assets of the Business or any Seller.

5.9  Taxes.

(a)  Each Seller has:

(i)  duly and timely filed, or caused to be filed, in accordance with applicable law all Seller Tax Returns required to be filed by or with respect to each Seller, each of which is true, correct and complete,

(ii)  duly and timely paid in full, or caused to be paid in full, all Seller Taxes due and payable with respect to each Seller on or prior to the Closing Date, and

(iii)  with respect to Seller, properly accrued in accordance with GAAP on its books and records a provision for the payment of all Seller Taxes that are due, are claimed to be due, or may or will become due with respect to any Pre – Closing Period or the portion ending on the Closing Date of any Straddle Period.

(b)  No extension of time to file a Seller Tax Return, which Seller Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Seller Tax or Seller Tax Return.

(c)  No Seller Tax Return has ever been filed, and no Seller Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return). There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other contract or by operation of law) under which any Seller is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person.

(d)  Each Seller has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)  There is no lien for any Tax upon any asset or property of any Seller (except for any statutory lien for any Tax not yet due).

(f)  No Legal Proceeding is pending, or to the Knowledge of the Sellers, threatened or proposed with regard to any Seller Tax or Seller Tax Return. To the Knowledge of the Sellers, no event or circumstance results in any significant risk that any such Legal Proceeding will occur.

15

(g)  The statute of limitations relating to any Seller Tax or any Seller Tax Return has ever been modified, extended or waived.

(h)  Any assessment, deficiency, adjustment or other similar item relating to any Seller Tax or Seller Tax Return has been reported to all Taxing Authorities in accordance with applicable law.

(i)  No jurisdiction where no Seller Tax Return has been filed or no Seller Tax has been paid has made or, to the Knowledge of the Sellers, threatened to make a claim for the payment of any Seller Tax or the filing of any Seller Tax Return.

(j)  No Seller is a party to any agreement with any Taxing Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law). No private letter or other ruling or determination from any Taxing Authority relating to any Seller Tax or Seller Tax Return has ever been requested or received.

(k)  No Seller is nor has ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

5.10  Real Property.

(a)  Schedule 5.10(a) sets forth a correct and complete list (including address, record owner, legal description, duration of ownership and description of uses) of all interests in real property owned by any Seller (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property are collectively referred to herein as the “Real Property”). Except as set forth on Schedule 5.10(a), which items do not, individually or in the aggregate, impair the value or use or operation of the Real Property or the Business, each Seller owns good, valid and marketable title to each parcel of the Real Property in which it has an interest, in each case free and clear of any Liens, title defects, contractual restrictions, easements, covenants or reservations of interests in title, except as disclosed by the title policy dated April 2, 2014 previously provided to Purchaser. None of the Sellers has violated, or received any written notice that it has violated, any Law applicable to the ownership or operation of the Real Property or any covenant, condition, easement or restriction of record affecting any of the Real Property. There are no leases, subleases, occupancy agreements, license agreements, options to purchase, rights to acquire, rights of first refusal, rights of first offer, conditional sales or similar rights with respect to any of the Real Property, there are no parties in possession of the Real Property other than the Sellers, and no party has a right to possess or occupy the Real Property other than the Sellers, nor have the Sellers consented to any party’s right to possess, occupy, use or enjoy the Real Property.

(b)  The Sellers do not lease any real property.

(c)  The Real Property constitutes all of the land, buildings, structures, improvements, fixtures and other interests and rights in real property that are used or occupied by the Sellers in connection with the Business. All of the Real Property has access to public roads and to all utilities necessary for the operation of the Business as now conducted. There is no pending or, to the Knowledge of the Sellers, threatened condemnation of any part of the Real Property by any Governmental Body. No Seller has received any notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas telephone or other utilities or services for the Real Property. All public utilities required for the operation of the Real Property and necessary for the conduct of the Business are installed and operating, and all installation and connection charges, to the Knowledge of the Sellers, are paid in full.

16

(d)  There are no encroachments upon any of the parcels comprising the Real Property (other than such encroachments as would not affect the usability or marketability of the applicable parcel of Real Property) and no portion of any improvement encroaches upon any property not included within the Real Property or upon the area of any easement affecting the Real Property, except as revealed by the Surveys.

(e)  To the Knowledge of the Sellers, all of the Real Property and fixtures and improvements thereon are in good operating condition without structural defects. All mechanical and other building systems located on the Real Property are (i) in good operating condition, and no condition exists requiring material repairs, alterations or corrections, and (ii) suitable, sufficient and appropriate in all respects for their current uses. None of the improvements located on the Real Property or uses being made of the Real Property constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Law that has not been properly obtained.

(f)  The Sellers have delivered to Purchaser true, correct and complete copies of all deeds, title exception documents (for example, easements and restrictive covenants), title reports and title polices (collectively, “Existing Title Documents”) for any of the Real Property in the possession or control of the Sellers. The Sellers also have delivered to Purchaser true, correct and complete copies of all surveys for any of the Real Property in the possession or control of the Sellers (“Existing Surveys”). No claim has been made under any of the Existing Title Documents or any Existing Surveys. The Sellers have delivered to Purchaser true, correct and complete copies of any Order entered, issued, made or rendered by, or any Contract with, any Governmental Body in connection with or relating to any of the Real Property.

(g)  Permanent certificates of occupancy covering all portions of the Real Property that are improved and occupied, permitting such improvements to be legally used and occupied in their current manner, have been issued by the appropriate Governmental Bodies and have not been withdrawn, revoked or suspended. True, correct and complete copies of such certificates of occupancy in the possession of the Sellers have been furnished to Purchaser.

(h)  No Real Property is or, to the Knowledge of the Sellers, will be, subject to zoning, use or building code restrictions that would prohibit or materially interfere with, and no state of facts exists with respect to any Real Property or, to the Knowledge of the Sellers, will exist, that would prevent or materially interfere with, the continued ownership, leasing or use of such Real Property by the Business as now conducted or proposed to be conducted. Without limiting the foregoing, (i) to the Knowledge of the Sellers, there are no plans of any Governmental Body to change the highway or road system in the vicinity of any Real Property or to restrict or change access from any such highway or road to any Real Property that could adversely affect access to any roads providing a means of ingress to or egress from any Real Property, and (ii) to the Knowledge of the Sellers, there is no pending or proposed action to change or redefine the zoning classification of all or any portion of any of the Real Property.

17

(i)  The Sellers have delivered to Purchaser true, correct and complete copies of all material reports of inspection of the Business and Real Property under all applicable federal, state and local health and safety Laws, and all correspondence relating thereto. No Seller has received notice from any insurance carrier regarding defects or inadequacies in the Real Property, which, if not corrected, would result in termination of the insurance coverage or an increase in cost. There are no outstanding requirements or recommendations by (i) any insurance company which has issued to any Seller a policy covering the Real Property, (ii) any board of underwriters or other body exercising similar functions with respect to any Real Property, or (iii) the holder of any encumbrance on any Real Property, requiring or recommending any repairs or work to be done on such Real Property.

5.11  Tangible Personal Property; Title to and Sufficiency of Assets. Schedule 5.11 sets forth all leases of personal property to which any Seller is a party and used or held for use in connection with the Business (“Personal Property Leases”) and all personal property owned by any Seller having a book value in excess of $25,000. True, complete and accurate copies of the Personal Property Leases, or if any Personal Property Leases are not in writing, true, complete and accurate descriptions thereof, have been delivered to Purchaser. Each of such Personal Property Leases is in full force and effect and is valid, binding and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing. None of the Sellers has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by any Seller under any of the Personal Property Leases. The Sellers have good, valid and marketable title to all of the Purchased Assets, including, without limitation, all assets related to, used in, or intended for use in, the conduct of the Business or reflected in the Financial Statements and all assets purchased by any Seller since the Balance Sheet Date (except for assets reflected in the Financial Statements or acquired since the Balance Sheet Date that have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Liens (other than Permitted Exceptions) and shall be conveyed in “As Is” and “Where Is” condition. To the Knowledge of the Sellers, all tangible personal property owned by any Seller or subject to Personal Property Leases is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. The Purchased Assets (i) include all tangible and intangible assets, properties and rights necessary to conduct the Business following the Closing Date in the same manner as it is currently conducted, and as it is currently contemplated to be conducted, and (ii) constitute all of the tangible and intangible assets, properties and rights of the Sellers other than the Excluded Assets. Neither the Principal nor any of his Affiliates owns any asset or property related to, used in or intended for use in connection with the Business; provided, however, that, for the avoidance of doubt, to the extent the Principal or any of his Affiliates does own any such asset or property, then such asset or property is included in the Purchased Assets (except as otherwise set forth on Schedule 2.2(a)) and the representations and warranties in this Article V that apply to (x) the Sellers shall also be deemed to apply to the Principal and his Affiliates with respect to such asset or property or (y) the Purchased Assets shall also be deemed to apply to such asset or property.

18

5.12  Intellectual Property.

(a)  Schedule 5.12(a) identifies all Intellectual Property (other than widely available, commercial off-the-shelf third-party Software licensed to any of the Sellers on a non-exclusive basis) licensed to any of the Sellers (the “Licensed Intellectual Property”). To the Knowledge of the Sellers, the Sellers are in full compliance with all terms and conditions of any Contract, license or sub-license with respect to any Licensed Intellectual Property and none of the Sellers is in breach or default of any Contract, license or sub-license in respect of any Licensed Intellectual Property which could result in the termination of any such Contract, license or sub-license. With respect to each item of Licensed Intellectual Property, the license, agreement or permission covering such Licensed Intellectual Property (each a “License Agreement”) is and, following the consummation of the contemplated transaction will be, to the Knowledge of the Sellers, legal, valid, binding and enforceable by the Company or Purchaser, as applicable, against all other parties thereto, and in full force and effect on identical terms following the consummation of the contemplated transactions, provided the licensors in each such License Agreement comply with the terms and conditions of the License Agreement.

(b)  The Sellers do not have any Patents or applications therefore, registered Marks or applications for registration of Marks, or registered Copyrights or applications for registration of Copyrights. Schedule 5.12(b) identifies all Intellectual Property owned by the Sellers (the “Owned Intellectual Property”), including all: (i) unregistered Marks (excluding Internet domain names); (iii) unregistered Copyrights; (iv) registered Internet domain names; (v) trade names; and (vi) social media pages. Without limiting the generality of the foregoing, all assignments from Persons necessary or appropriate to vest ownership in the Sellers of any Owned Intellectual Property have been obtained and recorded. To the Knowledge of the Sellers, all of the other rights within the Company IP are valid and subsisting. None of the Sellers is subject to any Order that restricts or impairs the use of any Owned Intellectual Property as currently used in the Business.

(c)  The Owned Intellectual Property and the Licensed Intellectual Property include all Intellectual Property used in the Business and there are no other items of Intellectual Property that are used in the Business. Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned Intellectual Property or Licensed Intellectual Property, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned Intellectual Property or Licensed Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Owned Intellectual Property or Licensed Intellectual Property.

(d)  Schedule 5.12(d) identifies each Contract pursuant to which any Person has been granted any license by any Seller under, or otherwise has received or acquired from, any Seller any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property, including through non-assertion, settlement or similar agreements or otherwise. Subject to the foregoing Contracts, the Sellers own all right, title and interest in and to the Owned Intellectual Property, and have the right to use the Licensed Intellectual Property (subject, in each case, to any applicable license to one or more Sellers covering such Licensed Intellectual Property), free and clear of all Liens. The Sellers have the sole and exclusive right to bring actions for infringement or unauthorized use of all of the Owned Intellectual Property.

19

(e)  The Sellers have taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary information.

(f)  No current or former member, stockholder, officer, consultant, manager, employee or vendor of any Seller has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)  The Sellers have taken commercially reasonable steps to protect the Owned Intellectual Property. No Seller has received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Sellers, during the past five (5) years, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property or rights of any Seller in any Licensed Intellectual Property.

(h)  To the Knowledge of the Sellers, no Seller has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property right of any other Person; no Legal Proceeding alleging any such infringement, misappropriation or violation is pending or, to the Knowledge of the Sellers, threatened against any Seller; and the use of the Owned Intellectual Property and of the Licensed Intellectual Property, if used in the Business in accordance with the terms of the applicable licenses and in the manner currently used, will not infringe, misappropriate or violate any (x) Law existing prior to the Closing or (y) right of any Person.

(i)  No Legal Proceeding is pending or, to the Knowledge of the Sellers, threatened against any Seller (i) based upon, challenging or seeking to deny or restrict the use by any Seller of any of the Owned Intellectual Property or Licensed Intellectual Property or challenging the validity, enforceability or effectiveness thereof; (ii) alleging that any Seller has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Intellectual Property right of any other Person; or (iii) alleging that any of the licenses listed on Schedule 5.12(a) conflicts with the terms of any third-party license or any other agreement. No Seller has received any written correspondence or opinion relating to potential infringement, misappropriation or violation (i) by any Seller of any Intellectual Property of any Person or (ii) by any Person of any of the Owned Intellectual Property or the Licensed Intellectual Property.

(j)  For the avoidance of doubt, the foregoing representations and warranties apply with respect to the United States and each foreign jurisdiction in which the Business is conducted in any manner or in which any Seller or any licensee thereof uses, or holds for use, any Company IP.

20

5.13  Material Contracts.

(a)  Schedule 5.13(a) sets forth a true, correct and complete list of all Contracts (or, in the case of oral Contracts, written summaries thereof) to which any Seller is a party or by which any Seller, or any of their assets or properties, is bound that (i) involve payments or receipts by any Seller in any year in excess of $25,000, (ii) evidence or relate to indebtedness or Liens, (iii) evidence or relate to any employment, agency, distribution, dealer or sales relationship, (iv) contain an obligation of confidentiality with respect to information furnished by any Seller to a third party or received by any Seller from a third party, were not entered into in the Ordinary Course of Business and are currently in effect, (v) are not terminable without penalty by less than 30 days’ notice (other than as a result of a breach or a bankruptcy event), (vi) limit or restrict any Seller from engaging in, or the conduct of, the Business in any manner, (vii) constitute a license, sub-license, sponsorship, marketing or joint venture Contract or (viii) are otherwise material to any Seller or the Business (collectively, the “Material Contracts”).

(b)  (i) Each Material Contract is a valid, binding and enforceable obligation of the Seller party thereto and, to the Knowledge of the Sellers, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (ii) each Material Contract is in full force and effect.

(c)  (i) Neither any of the Sellers nor, to the Knowledge of the Sellers, any other party thereto is in breach of or default under any term of any Material Contract and (ii) no event has occurred that with notice or lapse of time, or both, would constitute a breach of or a default by any Seller or any other party under any Material Contract.

(d)  None of the Sellers has received written notice of termination, cancellation or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Sellers, no other party to a Material Contract plans to terminate, cancel or not renew any such Material Contract.

5.14  Employee Benefits Plans.

(a)  Schedule 5.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee plan, program, policy, practices, procedure, arrangement or agreement maintained, contributed to or required to be contributed to by any Seller (each, a “Company Benefit Plan”). Each Company Benefit Plan has been administered in accordance with its terms. The Sellers and the Company Benefit Plans are, and have been operated, in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(b)  All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) are so qualified. No event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan.

21

(c)  All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected in the Financial Statements. No Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. The net fair market value of the assets of any Company Benefit Plan that is subject to Title IV of ERISA equals or exceeds the actuarial accrued liabilities of such Company Benefit Plan.

(d)  No Company Benefit Plan provides post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees other than as required by Section 4980B(f) of the Code.

(e)  No amount required to be paid or payable to or with respect to any employee or other service provider of any Seller in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

5.15  Labor.

(a)  To the Knowledge of the Sellers, each Seller is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all applicable Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, equal employment opportunity, affirmative action, plant closures and layoffs, workers’ compensation, labor relations, disability rights or benefits, employee leave issues, worker classification, and unemployment insurance, (ii) since the Balance Sheet Date, no Seller has received written notice of the intent of any Governmental Body responsible for the enforcement of any such Laws to conduct an investigation with respect to or relating to any such Laws, or written notice that such investigation is in progress, and (iii) no Seller is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(b)  No Seller is a party to or bound by any collective bargaining agreement or similar agreement with any labor organization or is negotiating any such agreement. There are no (i) pending unfair labor practice or other labor or employment charges, complaints, grievances, arbitration proceedings or other Legal Proceedings against any Seller nor, to the Knowledge of the Sellers, is any such charge, complaint, grievance, proceeding or other Legal Proceeding threatened, (ii) labor strikes, disputes, slowdowns, work stoppages or lockouts that have occurred within the past three (3) years or that are pending or, to the Knowledge of the Sellers, threatened against any Seller, and (iii) to the Knowledge of the Sellers, attempts by any employees of any Seller to unionize or collectively bargain with any Seller. None of the Sellers has engaged in any unfair labor practice.

5.16  Litigation. Except as set forth on Schedule 5.16, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against the Business, any Seller or any of the Purchased Assets, nor are any of the foregoing subject to any Order. There are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened that are reasonably likely to prohibit or limit the ability of any Seller to enter into this Agreement or any of the other Seller Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

22

5.17  Compliance with Laws; Permits.

(a)  The Sellers are in compliance with all Laws applicable to any of the Purchased Assets, the Business and its operations. No Seller has received written notice of the violation of any such Laws.

(b)  Each Seller has all Permits that are required for the operation of the Business as currently conducted and as currently contemplated to be conducted. All Permits are valid, binding and in full force and effect. None of the Sellers is in default or violation (and no event has occurred which, with notice or the lapse of time, or both, would constitute a default or violation) of any term, condition or provision of any such Permit.

5.18  Environmental Matters.

(a)  To the Knowledge of the Sellers, the operations of the Sellers are in compliance with and have complied with all applicable Environmental Laws and Environmental Permits issued pursuant to any Environmental Law or otherwise.

(b)  There are no environmental conditions or circumstances, including, without limitation, the presence or Release of any Hazardous Substance, on any Real Property, any Prior Real Property, or any property to which any Hazardous Substances or waste generated by operations or use of any of its assets by any Seller was transported or disposed of, (i) relating to, arising out of, or resulting from failure by any Seller to comply with, any applicable Environmental Law or Environmental Permit, or from a Release or threatened Release of any Hazardous Substance into the Environment or (ii) which require cleanup or remediation by any Seller pursuant to any Environmental Law (collectively, “Environmental Conditions”).

(c)  Neither any of the Sellers nor any of their predecessors has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos.

(d)  None of the Sellers has Liability under any Environmental Law, nor is it responsible for any Liability of any other Person under any Environmental Law, whether by Contract, settlement or other written and legally binding arrangement between or among the Sellers or any of their predecessors in interest, and any other Person, or by operation of law or otherwise. No valid and subsisting Lien arising under or pursuant to any applicable Environmental Law exists against any of the Real Property.

(e)  None of the Sellers has received any written information request or other communication from a Governmental Body and there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened, against any Seller relating to any violation, or alleged violation of, or Liability under, any Environmental Law or relating in any way to any Environmental Law, Hazardous Substance or any Environmental Permit or other authorization of any Governmental Body required under any Environmental Law, including, without limitation, (i) any and all claims by Governmental Bodies for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release of any Hazardous Substance or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment (collectively, “Environmental Claims”).

23

(f)  To the Knowledge of the Sellers, there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area, in each case containing any Hazardous Substance located on, at, or under any Real Property or any Prior Real Property, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such property, except in compliance with Environmental Laws.

(g)  The Sellers have provided to Purchaser and its authorized representatives true and complete copies of all records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring in the possession or control of any Seller concerning the existence of any Hazardous Substance or any other environmental concern at any Real Property or Prior Real Property or concerning compliance by any Seller with, or Liability under, any Environmental Law.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law.

5.19  Warranty Claims. There have been no product or service warranty claims made by customers of any Seller since January 1, 2012 that exceed $100,000 individually. There have been no product or service recalls by any Seller since January 1, 2012.

5.20  Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for any of the Sellers in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.21  Accounts Receivable; Bank Accounts.

(a)  The accounts receivable of each Seller shown in the Financial Statements, provided by the Sellers pursuant to Section 5.6 (including an accounts receivable aging schedule for the Business dated as of March 31, 2014), or thereafter acquired by it, have arisen or will arise from the sale of goods or services in bona fide transactions to Persons not Affiliated with any of the Sellers. As of the date hereof, all such accounts receivable that are less than 365 days old are collectible in amounts not less than the amounts thereof carried on the books of the Sellers, except to the extent of the allowance for doubtful accounts shown in such Financial Statements.

24

(b)  Schedule 5.21(b) sets forth the names of all banks or other financial institutions with which any Seller maintains any account or safe deposit box and identifies each such account and safe deposit box, together with the names of all Persons authorized to draw therefrom or to have access thereto.

5.22  Books and Records. The books of account and other Books and Records of the Sellers, all of which have been made available to Purchaser prior to the Closing Date, are complete and accurate and have been maintained in accordance with sound business practice and applicable requirements of Law and GAAP, except as noted therein. The Sellers maintain a system of internal accounting controls designed to provide reasonable assurance that (a) transactions are executed with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements of the Sellers and to maintain accountability for assets, and (c) access to assets of the Sellers is permitted only in accordance with management’s authorization. Purchaser acknowledges and agrees that it will allow the Sellers to store books and records of the Sellers related to the Business and not included in the Purchased Assets in an area designated by Purchaser. Purchaser will allow Seller to have access to such books and records of the Sellers upon reasonable notice.

5.23  Transactions With Related Parties. Neither any current or former stockholder or member of any Seller (including, but not limited to, the Principal), nor any Affiliate of such Person, is currently a party to any transaction with the Business or any Seller, including, without limitation, any Contract providing for the employment of, furnishing of services by, rental of assets from or to, or otherwise requiring payments to, any such Person. None of the Purchased Assets include any Contract with, or obligation to provide any benefit to, the Principal or any of his Affiliates.

5.24  Full Disclosure. All facts of importance to the business, operations, prospects, condition (financial or otherwise), assets or Liabilities of the Business or each Seller have been, to the Knowledge of the Sellers, accurately and completely disclosed to Purchaser in this Agreement. No representation or warranty by any Seller in this Agreement, and no document furnished or to be furnished to Purchaser pursuant to this Agreement, or in connection herewith or with the transactions contemplated hereby, contains or will contain, to the Knowledge of the Sellers, any untrue or misleading statement of material fact or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers as follows:

6.1  Organization and Good Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction in which it was organized and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business.

25

6.2  Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Purchaser Documents, the performance of Purchaser’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each of the Purchaser Documents has been duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3  Conflicts; Consents of Third Parties.

(a)  None of the execution or delivery by Purchaser of this Agreement or any of the other Purchaser Documents, the consummation of any of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof does or will conflict with, or result in any violation of, or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification or cancellation under, or result in the creation of any Lien, other than Permitted Exceptions, upon any of the properties or assets of Purchaser under, any provision of (i) the certificate of incorporation, bylaws or comparable organizational or governing documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which Purchaser or any of its properties or assets is bound; or (iv) any applicable Law.

(b)  No consent, waiver, approval, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, or the consummation of any of the transactions contemplated hereby or thereby.

6.4  Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or limit the ability of Purchaser to enter into this Agreement or any of the other Purchaser Documents, to consummate any of the transactions contemplated hereby or thereby or to perform any of its obligations hereunder or thereunder.

6.5  Financial Advisors. Except for Oberon Securities, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement. No Person is entitled to any fee or commission or like payment from any of the Sellers in respect thereof. Any fees due to Oberon Securities, LLC shall be the responsibility of Purchaser.

26

ARTICLE VII

COVENANTS

7.1  Further Assurances.

(a)  At any time or from time to time after the Closing, at the request of Purchaser and without further consideration but at Purchaser’s sole expense, each Seller agrees to execute and deliver to Purchaser any further documents or instruments and perform any further acts that may reasonably be deemed necessary, appropriate or advisable by Purchaser to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, with respect to any of the Purchased Assets. Nothing herein shall be deemed a waiver by Purchaser of its right to receive at the Closing an effective assignment of such rights by the Sellers as otherwise set forth in this Agreement.

(b)  After the Closing, at the request of Purchaser and without further consideration, each Seller agrees to use its reasonable best efforts to assist Purchaser in hiring those former employees of the Sellers specified by Purchaser.

7.2  Confidentiality. Each Seller acknowledges that it and its Affiliates possess and may continue to possess after the Closing knowledge of confidential and valuable business information relating to the Business not generally known by or available to the public and agrees, and shall cause its Affiliates, at all times (a) to keep confidential all such information, (b) not to use such confidential information on its own behalf (except in connection with the transactions contemplated hereby) or on behalf of any other Person, other than Purchaser or Purchaser’s Affiliates, and (c) not to disclose such confidential information to any third party (other than to the Sellers’ counsel, accountants and other representatives in connection with the transactions contemplated hereby) without Purchaser’s prior written approval; provided, however, that none of the Sellers shall have any such obligations with respect to confidential information that has become a matter of public knowledge or has been or is hereafter publicly disclosed, in any case other than by or through any of the Sellers.

7.3  Preservation of Records. Each Seller agrees that it shall, and shall cause its Affiliates to, preserve and keep any records held by it relating to the Business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to Purchaser as may be reasonably necessary in connection with, among other things, any insurance claim, Legal Proceeding, Tax audit or investigation by any Governmental Body.

7.4  Publicity. None of the Sellers or any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement. None of Purchaser, Aetrium or any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or any of the transactions contemplated hereby or make any other public disclosure containing the terms of this Agreement without obtaining the prior approval of the Principal as to the form of such press release or announcement, which approval will not be unreasonably withheld or delayed, unless, in the judgment of Aetrium, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Aetrium or any of its Affiliates lists securities. The parties acknowledge that Aetrium will be required to make filings with the Securities and Exchange Commission disclosing the terms of this Agreement and the transactions contemplated thereby.

27

7.5  Collection of Receivables. Following the Closing, Purchaser shall have the right and authority to collect for its own account or the account of its Affiliates all receivables which are transferred and assigned to Purchaser as provided herein and Purchaser and its Affiliates have the right to endorse with the name of any Seller, as applicable, any checks received on account of any such receivable. The Sellers will promptly transfer and deliver to Purchaser any cash or other property which any of them may receive in respect of any such receivables.

7.6  Tax Matters.

(a)  The Sellers shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of any of the transactions contemplated by this Agreement and shall, at their own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees and charges. Purchaser shall comply with its obligations under 36 M.R.S.A Section 4641-A.

(b)  Following the Closing, for the 2013 and 2014 fiscal years, the Sellers and Purchaser shall, as reasonably requested by the other and with all reasonable expenses paid by the requesting party: (i) assist the other party in preparing any Tax Returns relating to the Business which such other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any Tax audit of, or dispute with, any Taxing Authority regarding, and any Legal Proceeding relating to, liability for Taxes, in the preparation or conduct of any Legal Proceeding or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to the Business; and (iii) make available to the other party, as reasonably requested, and to any Taxing Authority all information, records, and documents relating to Taxes relating to the Business.

7.7  Name Change. On or promptly after the Closing Date, the Sellers shall amend their respective certificate or articles of organization or formation to change their names to names that do not, and each Seller agrees, on behalf of itself and its Affiliates, from and after the Closing, not to, use all or any portion of the names KBS Building Systems, All-Set, KBS Homes, Maine Modular Haulers, any name similar thereto, or any abbreviated version of the foregoing, anywhere in the world for any purpose, without the prior written consent of Purchaser.

7.8  Non-Competition. As a material inducement to Purchaser’s consummation of the transactions contemplated by this Agreement and the Other Transaction Documents, including, without limitation, Purchaser’s acquisition of the goodwill associated with the Business, each Seller agrees as follows:

28

(a)  Each Seller and the Principal shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Sellers, the Principal or their respective Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.8(a)), directly or indirectly, for themselves or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, independent contractor, agent, partner, advisor, or otherwise) any business that competes with the Business in Connecticut, Rhode Island, Maine, Massachusetts, New Hampshire, New York and Vermont, or at any time following the Closing Date, other than to the extent required in its capacity as an employee of Purchaser, make any use of any Company IP. Notwithstanding the foregoing, this covenant shall not be deemed to prohibit the acquisition as an investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or market, or over-the-counter.

(b)  Each Seller and the Principal shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Sellers, the Principal or their respective Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.8(b)), directly or indirectly, solicit or accept business from any customer or prospective customer of the Sellers with whom it had any contact in the twenty-four (24) month period prior to the Closing Date with respect to any products or services sold by the Business as of the Closing Date.

(c)  Each Seller and the Principal shall not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Sellers, the Principal or their respective Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.8(c)), directly or indirectly, solicit, hire (or assist or encourage any other Person to solicit or hire) or otherwise interfere with the employment relationship of any Person who is employed by any Seller immediately prior to the execution of this Agreement or employed by Purchaser or any of its Affiliates during the operation of this provision. For the avoidance of doubt, an employee shall not be deemed to have been solicited or as a result hired for employment solely as a result of a general public advertisement or other such general solicitation of employment.

(d)  Each Seller and the Principal agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, Purchaser’s acquisition of the goodwill associated with the Business. If a judicial or arbitral determination is made that any provision of this Section 7.8 constitutes an unreasonable or otherwise unenforceable restriction against any of the Sellers or their respective Affiliates, then the provisions of this Section 7.8 shall be rendered void only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 7.8 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 7.8 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 7.8 is determined not to be specifically enforceable, Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such agreement.

29

(e)  Each Seller and the Principal acknowledges that it has carefully read and considered the provisions of this Section 7.8. Each Seller and the Principal acknowledges that it has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 7.8. Each Seller and the Principal also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Purchaser and its Affiliates, including, without limitation, protection of the goodwill acquired, and each Seller and the Principal acknowledges that such restrictions will not prevent it from conducting businesses that are not included in the restricted business set forth in this Section 7.8 during the periods covered by the restrictive covenants set forth in this Section 7.8. Each Seller and the Principal also acknowledges that the transactions contemplated by this Agreement constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 7.8.

ARTICLE VIII

INDEMNIFICATION

8.1  Survival. The representations and warranties of the parties contained in this Agreement shall survive for twelve (12) months after the Closing Date, except that the representations and warranties (i) set forth in Sections 5.9 (Taxes), 5.12 (Intellectual Property) and 5.18 (Environmental Matters) shall survive until 30 days after the expiration of the applicable statute of limitations, including any extensions thereof, and (ii) set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.3 (Conflicts; Consents of Third Parties), 5.4 (Capitalization), 5.20 (Financial Advisors), 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement), 6.3 (Conflicts; Consents of Third Parties), 6.5 (Financial Advisors) and the third sentence of Section 5.11 (Tangible Personal Property; Title to and Sufficiency of Assets) shall survive indefinitely. Notwithstanding the foregoing, if a written claim or written notice is given under this Article VIII with respect to any representation or warranty prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue indefinitely until such claim is finally resolved.

8.2  Indemnification by the Sellers. Subject to Section 8.5 hereof, the Sellers, jointly and severally, hereby agree to reimburse, defend, indemnify and hold harmless Purchaser and its Affiliates and its and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, Liabilities, fines, damages, Taxes and Expenses (individually, a “Loss” and, collectively, “Losses”) relating to, based upon, resulting from or arising out of:

(a)  any inaccuracy or breach of any of the representations or warranties made by any of the Sellers in this Agreement or any of the other Transaction Documents;

(b)  any breach of or failure to perform any covenant or agreement made by any of the Sellers in this Agreement or any of the other Transaction Documents;

(c)  the ownership, use or operation of any of the assets or properties of any Seller (including any of the Purchased Assets) or the Business prior to the Closing;

30

(d)  any of the Excluded Assets or Excluded Liabilities;

(e)  any and all Taxes (i) relating to any Pre-Closing Tax Period with respect to any Seller, the Business or any of the Purchased Assets or (ii) in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby (including, without limitation, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest));

(f)  any Environmental Claim or the investigation, remediation or correction of any Environmental Condition caused by, relating to or arising out of (i) any condition prior to the Closing at the Real Property or any property previously owned, leased or operated by any Seller or any of its respective predecessors in interest, as applicable; and (ii) the operations prior to the Closing of any Seller or any of its respective predecessors in interest, as applicable, including arising out of the disposal, Release or threatened Release of any Hazardous Substance owned, controlled or possessed by any Seller or any of its respective predecessors in interest, as applicable;

(g)  any failure of any Seller or any of its respective predecessors in interest, as applicable, to comply with any Environmental Law prior to the Closing, including the installation of any pollution control equipment or other equipment to bring the Business into compliance with all Environmental Laws if such equipment is installed because the Business was not in compliance with any Environmental Law;

(h)  any Liability arising under any Environmental Law assumed by any Seller or any of its respective predecessors in interest, as applicable, prior to the Closing pursuant to the terms of any Contract, settlement or other written and legally binding arrangement between or among any Seller or any of its respective predecessors in interest, as applicable, and any other Person; or

(i)  any matter disclosed or required to be disclosed in Schedule 5.16 (Litigation).

8.3  Indemnification by Purchaser. Subject to Section 8.5 hereof, Purchaser hereby agrees to reimburse, defend, indemnify and hold harmless the Sellers and their respective directors, officers, employees, stockholders, members, managers, partners, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses relating to, based upon, resulting from or arising out of:

(a)  any inaccuracy or breach of any of the representations or warranties made by Purchaser in this Agreement or any of the other Transaction Documents;

(b)  any breach of or failure to perform any covenant or agreement made by Purchaser in this Agreement or any of the other Transaction Documents;

(c)  the ownership, use or operation of any of the Purchased Assets (but not the Excluded Assets) or the Business after the Closing, other than the Excluded Liabilities; or

(d)  any of the Assumed Liabilities.

31

8.4  Indemnification Procedures.

(a)  In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any Person not party to this Agreement in respect of an Indemnification Claim, the party seeking indemnification (the “Indemnified Party”) shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge that is covered by this indemnity to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against any Indemnification Claim and if the Indemnifying Party elects to defend against any Indemnification Claim, it shall within twenty (20) days (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so. If the Indemnifying Party does not elect within the Dispute Period to defend against any Indemnification Claim, the Indemnified Party may defend against such Indemnification Claim. If the Indemnifying Party elects to defend against any Indemnification Claim, (i) the Indemnifying Party shall use its commercially reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Indemnification Claim, (ii) the Indemnified Party, prior to or during the period in which the Indemnifying Party assumes the defense of such matter, may take such reasonable actions as the Indemnified Party deems necessary to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnified Party’s rights to defense and indemnification pursuant to this Agreement, (iii) the Indemnifying Party shall be deemed to have agreed that it shall indemnify the Indemnified Party for such Indemnification Claim pursuant to the provisions of this Article VIII and (iv) the Indemnified Party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) based upon the advice of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one firm of counsel (in addition to local counsel) for all Indemnified Parties in connection with an Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 8.4 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise, or permit a default or consent to entry of any judgment with respect to, any Indemnification Claim (each, a “Settlement”) unless (i) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Indemnification Claim, (ii) such Settlement does not impose any Liabilities on the Indemnified Party, and (iii) with respect to any non-monetary provision of such Settlement, such provisions would not, in the Indemnified Party’s reasonable judgment, have or be reasonably expected to have any adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Indemnified Party.

32

(b)  If the Indemnifying Party does not undertake within the Dispute Period to defend against an Indemnification Claim, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense and may settle or take any other actions the Indemnified Party deems reasonably advisable without in any way waiving or otherwise affecting the Indemnified Party’s rights to indemnification pursuant to this Agreement.

(c)  In the event that an Indemnified Party should have an Indemnification Claim against the Indemnifying Party hereunder which it determines to assert, but which does not involve a Legal Proceeding or claim by a third party, the Indemnified Party shall send written notice to the Indemnifying Party describing in reasonable detail the nature of such Indemnification Claim and the Indemnified Party’s estimate of the amount of Losses attributable to such Indemnification Claim. The Indemnifying Party shall have twenty (20) days from the date such claim notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party’s notice or Indemnification Claim, setting forth in reasonable detail each of the Indemnifying Party’s objections thereto. If the Indemnifying Party does not deliver such written notice of objection within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted responsibility for the prompt payment of the Indemnified Party’s Indemnification Claim, and shall have no further right to contest the validity of such Indemnification Claim. If the Indemnifying Party does deliver such written notice of objection within such twenty (20) day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within thirty (30) days of the delivery by the Indemnifying Party of such written notice of objection, and if not resolved in such thirty (30) day period, may be resolved through Legal Proceedings brought by either party or by such other means as such parties mutually agree.

(d)  If the Sellers do not deliver a written notice of objection to a Purchaser Indemnified Party with respect to an Indemnification Claim in accordance with Section 8.4(c), or an Indemnification Claim of a Purchaser Indemnified Party has been finally resolved by a Law of a Governmental Body with respect to which all appeals have been determined or rights to appeal have expired, by a Settlement or by agreement of such Purchaser Indemnified Party and any of the Sellers (in any such case, a “Resolution”), the amount of Losses incurred by such Purchaser Indemnified Party with respect to such Indemnification Claim shall be the joint and several obligations of the Sellers and shall be paid to such Purchaser Indemnified Party promptly following such Resolution.

8.5  Additional Indemnification Provisions.

(a)  Any Indemnification Claim to be made by Purchaser or a Seller, as the case may be, shall be made on or prior to the expiration of the applicable survival period set forth in Section 8.1, except as otherwise provided therein.

33

(b)  Other than with respect to the representations and warranties (i) set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.4 (Capitalization), Section 5.9 (Taxes), 5.20 (Financial Advisors), 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement), 6.5 (Financial Advisors) and the third sentence of Section 5.11 (Tangible Personal Property; Title to and Sufficiency of Assets), or (ii) the inaccuracy or breach of which is the result of fraud, on or prior to the Closing, to which the Indemnity Threshold (as defined below) shall not apply, none of the Purchaser Indemnified Parties or Seller Indemnified Parties shall be permitted to recover any Losses under Section 8.2(a) or Section 8.3(a), respectively, unless and until the aggregate amount of Losses under such Section considered together exceeds $100,000 (the “Indemnity Threshold”), whereupon the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification hereunder for all such Losses in excess of the Indemnity Threshold.

(c)  In no event shall the total indemnification to be paid under Section 8.2 for Losses arising with respect to all matters exceed One Million Dollars ($1,000,000), with the exception of indemnification for (x) any inaccuracy or breach of any of the representations and warranties as a result of fraud and (y) any inaccuracy or breach of any of the representations and warranties under Sections 5.9 (Taxes) and 5.20 (Financial Advisors) to which no such limit shall apply and to which there shall be no limit on the ability to pursue all legal remedies.

(d)  The right of the Indemnified Parties to indemnification or to assert or recover on any Indemnification Claim shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or performance of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement or any of the other Transaction Documents. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on any such representation, warranty, covenant or agreement.

8.6  Tax Treatment of Indemnity Payments. The Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the consideration for the Purchased Assets for federal, state, local and foreign income tax purposes.

8.7  Exclusive Remedy. The sole and exclusive remedy for any breach of or inaccuracy, or alleged breach of or inaccuracy, of any representation or warranty in this Agreement shall be indemnification in accordance with this Article VIII, except with respect to any claim based upon fraud or willful misrepresentation or misconduct by Purchaser or any Seller.

ARTICLE IX

MISCELLANEOUS

9.1  Expenses. Except as otherwise expressly provided in this Agreement or the Note, each of Purchaser and each Seller shall bear its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby, including all fees and disbursements of counsel, accountants, investment bankers and other advisors retained by such party.

34

9.2  Submission to Jurisdiction; Consent to Service of Process.

(a)  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Maine over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.5.

9.3  Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.4  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Maine applicable to contracts made and performed in such State, without reference to conflict of law rules that would require the application of the Laws of another jurisdiction.

9.5  Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party(ies) pursuant to this provision):

35

If to any Seller or the Principal to:

c/o Bergen & Parkinson, LLC
62 Portland Road, Suite 25
Kennebunk, ME 04043
Attention: C. Wesley Crowell, Esq.
Phone: (207) 985-7000
Facsimile: (207) 985-7707

If to Purchaser or Aetrium, to:

c/o Aetrium Incorporated
2350 Helen Street
North St. Paul, MN 55109
Attention: Paul H. Askegaard
Phone: (651) 770-2000
Facsimile: (651) 770-7975

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York New York 10022
Attention: Adam W Finerman, Esq.
Phone: (212) 451-2300
Facsimile: (212) 451-2222

9.6  Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

9.7  Binding Effect; No Third-Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except as otherwise contemplated by Sections 8.2 and 8.3. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Seller or Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights, interests and obligations hereunder to any Affiliate; provided, further, that no assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

36

9.8  Specific Performance. The parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Sellers and Purchaser accordingly agree that the non-breaching party shall be entitled, in addition to any other remedies available under applicable Law or this Agreement, to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement, without the requirement to post bond or other security.

9.9  Guarantees.

(a)  The Principal hereby irrevocably, absolutely and unconditionally guarantees to Purchaser the prompt and complete payment and performance when and as due of all obligations of the Sellers under this Agreement and the other Transaction Documents, including but not limited to their indemnification obligations pursuant to Article VIII. In furtherance of the foregoing, the Principal acknowledges and agrees that Purchaser may, in its sole discretion, bring and prosecute a separate action or actions against the Principal to enforce the Principal’s obligations under this Section 9.9(a), regardless of whether an action is brought against any Seller or any other Person, whether any Seller or any other Person is joined in any such action or actions or whether any Seller or any other Person is primarily responsible for causing the obligations, including indemnification obligations, of any Seller under this Agreement or the other Transaction Documents to be fulfilled. The Principal represents that it will derive substantial benefit from the transactions contemplated by this Agreement and the other Transaction Documents and acknowledges full and adequate consideration for the guarantee provided hereunder.

(b)  Aetrium hereby irrevocably, absolutely and unconditionally guarantees to the Sellers the prompt and complete payment and performance when and as due of all obligations of Purchaser under this Agreement and the other Transaction Documents, including but not limited to its indemnification obligations pursuant to Article VIII and its obligations under the Seller Note. In furtherance of the foregoing, Aetrium acknowledges and agrees that the Sellers may, in their sole discretion, bring and prosecute a separate action or actions against Aetrium to enforce Aetrium’s obligations under this Section 9.9(b), regardless of whether an action is brought against Purchaser or any other Person, whether Purchaser or any other Person is joined in any such action or actions or whether Purchaser or any other Person is primarily responsible for causing the obligations, including indemnification obligations, of Purchaser under this Agreement or the other Transaction Documents to be fulfilled. Aetrium represents that it will derive substantial benefit from the transactions contemplated by this Agreement, the Seller Note and the other Transaction Documents and acknowledges full and adequate consideration for the guarantee provided hereunder. No set-off, claim or other defense of any kind or nature which Aetrium may have against Purchaser shall be available as against Seller. Aetrium expressly waives (i) presentment, demand for payment, notice, and protest of non-payment, of any principal of or interest on the Note, (ii) notice of acceptance of this Agreement and of presentment, demand and protest, (iii) notice of any default hereunder, and (iv) demand for performance or observance of, and any enforcement and provision of, or any pursuit or exhaustion of rights or remedies against Purchaser.

37

9.10  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement, and photostatic, ..pdf or facsimile copies of fully-executed counterparts of this Agreement shall be given the same effect as originals.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

38

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first written above.

Aetrium Incorporated

By:	/s/ Paul Askegaard
Name:	Paul Askegaard
Title:	Chief Financial Officer

KBS BUILDERS, INC.

By:	/s/ Paul Askegaard
Name:	Paul Askegaard
Title:	Chief Financial Officer

KBS Building Systems, Inc.

By:	/s/ Robert H. Farnham, Jr.
Name:	Robert H. Farnham, Jr.
Title:	President

Maine Modular Haulers, LLC

By:	/s/ Robert H. Farnham, Jr.
Name:	Robert H. Farnham, Jr.
Title:	Manager

ALL-SET, LLC

By:	/s/ Robert H. Farnham, Jr.
Name:	Robert H. Farnham, Jr.
Title:	Manager

Paris Holdings, LLC

By:	/s/ Robert H. Farnham, Jr.
Name:	Robert H. Farnham, Jr.
Title:	Manager

/s/ Robert H. Farnham, Jr.
Robert H. Farnham, JR.

39